Exhibit 5.1

Steven M. Przesmici

+1 858 550 6070

przes@cooley.com

March 12, 2021

Longboard Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, CA 92121

Ladies and Gentlemen:

We have represented Longboard Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 3,187,571 shares (the “Shares”) of the Company’s voting common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 1,067,533 shares of Common Stock issuable pursuant to the Company’s 2020 Equity Incentive Plan (the “Prior Plan”), (ii) 1,766,699 shares of Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), and (iii) 353,339 shares of Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (together with the Prior Plan and the 2021 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and related prospectuses, (ii) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, (iii) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws filed as Exhibits 3.2 and 3.4, respectively, to the Company’s registration statement on Form S-1 (No. 333-253329), which are to be in effect in connection with the closing of the Company’s initial public offering, (iv) the Plans, and (v) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery by all persons other than by the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com

March 12, 2021

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com